Exhibit 99.1

Palladyne AI Reports Record Third Quarter 2026 Results

Revenue increased 895% year-over-year and 48% sequentially to $8.6 million

Raises bottom end of full-year 2026 revenue guidance to $25 million while reiterating top end of $27 million (377% - 415% growth year over year)

Expiration of warrants and contingent shares results in reduction of fully diluted shares by 9%

SALT LAKE CITY – November 10, 2026 – Palladyne AI Corp. (NASDAQ: PDYN) (“Palladyne” or “the Company”), a U.S.-based technology company delivering intelligent autonomy software and mission-critical components for the defense and advanced manufacturing sectors, today announced financial results for the third quarter ended September 30, 2026.

Ben Wolff, President and Chief Executive Officer of Palladyne AI, commented:

“We generated record revenues in the third quarter of $8.6 million, an increase of 895% year over year and up 48% sequentially. Compared to Q2, we saw a 26% increase in revenues associated with our components business, driven in part by our first delivery of our next generation BRAIN FC-1 flight computers. Our revenue from government contracts increased 135% quarter over quarter. Given our current trajectory, we are raising the low end of our full-year revenue guidance to $25 million, while reiterating the top end of $27 million.

"Backlog at the end of the quarter was $18.7 million, of which $15.3 million is funded, reflecting signed net new contracts for $2.7 million in the quarter. Despite the natural timing fluctuations in backlog as customers utilize remaining funding on existing contracts before executing renewals, and continued uncertainty surrounding defense budgets, our backlog remained materially higher than at the start of both Q1 and Q2.

"Operationally, our technology is proving itself in the field. At the Army's Project Convergence Capstone 6, SwarmOS again integrated with Anduril's Lattice and enabled multi-drone, multi-vendor autonomous operations in front of the U.S. Joint Force and allied partners. Most importantly, SwarmOS was evaluated on nine key performance criteria by the U.S. Army, and we received the highest rating possible on all nine. SwarmOS’ ability to deliver intelligent collaborative autonomy works as advertised and is exceeding our expectations.

“We shipped more BRAIN flight computers during the quarter than ever before, including the first units of our BRAIN FC-1 variant, which is our cost optimized mission grade flight control computer, demonstrating our ability to commercialize and scale production efficiently and cost effectively.

Exhibit 99.1

“We entered into agreements to extend SwarmOS to fixed-wing aircraft with Orkid Tech and to NORDA Dynamics' combat-proven Underdog module. After quarter end, we launched the joint development of SwarmShot, a counter-UAS swarm system, with Federal Ammunition and Mossberg, and BRAIN was named a finalist in the Army's FUZE xTech Apex Intercept competition. Our IAI partnership continues to gain visibility and attract interest from key constituents. On the commercial side, our collaboration and joint sales motions with FANUC America, a global industrial automation leader with over 40 million products installed worldwide, is putting our software in front of a host of manufacturing companies ranging from Fortune 500 companies to small and mid-sized businesses.

"We are investing to capture this demand. Operating cash burn1 decreased sequentially, driven by our strong revenue performance, but remained elevated due to continued research and development across all our product lines and working capital investments to fund revenue growth. We expect full-year burn to land close to or slightly above the high end of our guided range, largely due to opportunistic capex purchases, with fourth-quarter burn below our year-to-date quarterly average due to revenue and margin improvements. With $47.0 million in cash, cash equivalents and marketable securities, we believe we are well funded to execute, and we expect our 2026 growth to extend into 2027."

1The Company defines operating cash burn as cash used in operations plus capital expenditures (capex).

Third Quarter 2026 Strategic and Operational Highlights

•
Announced a strategic collaboration with FANUC America to pair FANUC’s industrial robot portfolio with Palladyne AI’s physical AI software across manufacturing applications;
•
Integrated SwarmOS with Anduril’s Lattice at the Army’s Project Convergence Capstone 6, enabling multi-drone, multi-vendor autonomous operations before the U.S. Joint Force and allied military partners;
•
Participated in Northern Strike 2026 at Camp Grayling, Michigan, continuing the series of Department of War exercises that began with Ivy Mass;
•
Entered into the company’s first fixed-wing UAV partnership, extending Palladyne Pilot and SwarmOS to Orkid Tech’s fielded, NDAA-compliant UAVs;
•
Partnered with NORDA Dynamics to integrate SwarmOS with NORDA’s Underdog autonomy module, enabling aerial platforms to detect, track and engage terrestrial and maritime targets;

Exhibit 99.1

Third Quarter 2026 Financial Highlights (vs. third quarter 2025)

•
Revenue increased 895% to $8.6 million compared to $0.9 million;
•
Operating loss of ($13.4) million compared to ($8.1) million, mainly reflecting higher stock-based compensation, added headcount to support growth, and higher research and development costs related to Gremlin-X development;
•
GAAP net loss and basic and diluted GAAP loss per share (EPS) of ($12.0) million and ($0.25), respectively, compared to ($3.7) million and ($0.09), respectively, in the prior year period
•
Third quarter 2026 included a $1.1 million non-cash gain on warrant liability revaluation, compared to a gain of $3.8 million in the prior year period;
•
Third quarter 2026 included $4.8 million in non-cash stock-based compensation expenses, compared to $1.1 million in the prior year period;
•
Non-GAAP net loss and basic and diluted Non-GAAP EPS of ($8.2) million and ($0.17), compared to ($6.4) million and ($0.16) in the prior year period, respectively2;
•
Cash, cash equivalents and marketable securities totaled $47.0 million as of September 30, 2026, up from $43.7 million as of June 30, 2026;
•
Backlog as of September 30, 2026 decreased 24% during the quarter to $18.7 million, reflecting approximately $8.6 million of revenue recognized, partially offset by approximately $2.7 million in net new contract awards; and
•
All 20.5 million warrants, representing the right to purchase approximately 3.4 million shares, and all 2.3 million remaining contingent merger consideration shares issued or issuable in connection with the Company’s de-SPAC transaction, expired unexercised or unissued on September 24, 2026.

2 For our definition of Non-GAAP net loss and Non-GAAP EPS and a reconciliation of Non-GAAP net loss and Non-GAAP EPS to GAAP net loss and GAAP EPS, respectively, see the supplemental information and tables at the end of this release

Full Year 2026 Outlook

Revenue:

Palladyne AI is raising the low end of its guidance to $25.0 - $27.0 million, representing expected year-over-year growth of approximately 377% to 415% compared to 2025

Exhibit 99.1

revenue of $5.2 million. Implied fourth quarter guidance represents growth of 329% to 449% compared to the fourth quarter of 2025.

Backlog was $18.7 million as of September 30, 2026, of which $15.3 million was funded. Palladyne AI expects most of this backlog to be recognized as revenue over the next 12-18 months.

Cash Burn:

The Company now expects full-year 2026 operating cash burn to be close to or slightly above the high end of its ($32.0) – ($36.0) million range. Operating cash burn for the first nine months of 2026 included ($1.8) million of capital expenditures.

Third quarter operating cash burn primarily reflected higher operating expenses, including increased research and development expenses across all product lines, approximately $0.9 million in capital expenditures, and increased working capital investments to fund revenue growth. The Company expects fourth quarter cash burn to be lower than the year-to-date quarterly average in the fourth quarter of 2026 due to increased revenue and gross margin to offset operating expenses in the fourth quarter compared to the first half of the year.

The Company believes its cash, cash equivalents and marketable securities of $47.0 million will be sufficient to support operations, working capital and capital expenditure requirements for at least the next 12 months.

Conference Call

Palladyne AI will host a conference call today at 8:00 a.m. Eastern Time to discuss its financial and operational results, strategy and future opportunities.

Webcast Information

Date/Time: Tuesday, November 10, 2026, at 8:00 a.m. Eastern Time

Webcast Link: https://edge.media-server.com/mmc/p/8t4gd299

The webcast will be archived for one year on the “Investor” section of Palladyne AI’s website at investor.palladyneai.com.

###

About Palladyne AI

Palladyne AI is a U.S.-based technology company providing intelligent autonomy software and mission-critical components to the defense and advanced manufacturing sectors. Its patented collaborative autonomy technology enables drones, robots and other autonomous systems to work together in complex, high-risk environments, from the

Exhibit 99.1

battlefield to the factory floor. The Company’s solutions are developed and operated in America and built to meet the stringent security and compliance requirements of government and industrial customers. For more information, including on GuideTech and Palladyne Aerospace and Defense, visit www.palladyneai.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding 2026 and fourth quarter 2026 expected financial performance, including expected timing and amount of revenue; the amount and timing of backlog realization; the benefits of its AI software and other products and the markets for its products and services; cash usage; the pursuit of opportunities across U.S. government programs; the award and timing of new contracts and commercial deployments; the future of partner collaborations and product integrations; future manufacturing and production capabilities; and its ability to execute on its 2026 plan. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events, or results of operations, are forward-looking statements. These statements may be preceded by, followed by, or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” “intends” or “continue” or similar expressions. Such forward-looking statements involve risks and uncertainties that may cause actual events, results, or performance to differ materially from those indicated by such statements. These forward-looking statements are based on Palladyne AI’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events. However, there can be no assurance that the events, results, or trends identified in these forward-looking statements will occur or be achieved. Forward-looking statements speak only as of the date they are made, and Palladyne AI is not under any obligation and expressly disclaims any obligation to update, alter or otherwise revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

Readers should carefully review the statements set forth in the reports which Palladyne AI has filed or will file from time to time with the Securities and Exchange Commission (the “SEC”), in particular the risks and uncertainties set forth in the sections of those reports entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” for a description of risks facing Palladyne AI and that could cause actual events, results or performance to differ from those indicated in the forward-looking statements contained herein. The documents filed by Palladyne AI with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov.

Exhibit 99.1

Palladyne AI Investor Contact:

Ross Collins or Nathan Skown

Alpha IR Group

PDYN@alpha-ir.com

Palladyne AI Press Contact:

Heath Meyer

(858) 768-1527

PR@palladyneai.com

Exhibit 99.1

PALLADYNE AI CORP.

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share data)

	As of
	September 30, 2026	December 31, 2025

Assets
Current assets:
Cash and cash equivalents	$27,169	$18,219
Marketable securities	19,792	28,836
Accounts receivable	4,090	1,055
Unbilled receivables	2,513	2,455
Inventories	1,444	339
Prepaid expenses and other current assets	1,314	1,653
Total current assets	56,322	52,557
Property and equipment, net	9,385	8,889
Intangible assets, net	9,364	10,430
Goodwill	14,731	14,731
Operating lease assets	8,222	8,645
Other non-current assets	392	460
Total assets	$98,416	$95,712
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,342	$1,058
Accrued liabilities	6,421	3,550
Current operating lease liabilities	1,226	1,058
Total current liabilities	8,989	5,666
Warrant liabilities	1,953	2,772
Operating lease liabilities	9,040	9,725
Other non-current liabilities	2,992	2,874
Total liabilities	22,974	21,037
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value, 165,000,000 shares authorized as of September 30, 2026 and December 31, 2025; 51,345,417 and 46,117,164 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	5	5
Additional paid-in capital	593,188	555,451
Accumulated other comprehensive (loss) income	(12)	11
Accumulated deficit	(517,739)	(480,792)
Total stockholders’ equity	75,442	74,675
Total liabilities and stockholders’ equity	$98,416	$95,712

Exhibit 99.1

PALLADYNE AI CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue, net	$8,557	$860	$17,878	$3,585
Operating expenses:
Cost of revenue (exclusive of items shown separately below)	4,789	461	11,364	1,288
Research and development	3,989	3,146	12,220	9,141
General and administrative	10,109	4,138	25,129	12,516
Sales and marketing	2,699	1,180	6,815	3,730
Intangible amortization expense	355	—	1,066	—
Total operating expenses	21,941	8,925	56,594	26,675
Loss from operations	(13,384)	(8,065)	(38,716)	(23,090)
Interest income, net	320	566	907	1,512
Gain on warrant liabilities	1,051	3,759	819	33,110
Other income, net	—	—	43	—
(Loss) income before income tax expense	(12,013)	(3,740)	(36,947)	11,532
Income tax expense	—	—	—	—
Net (loss) income	$(12,013)	$(3,740)	$(36,947)	$11,532
Net (loss) income per share
Basic	$(0.25)	$(0.09)	$(0.79)	$0.31
Diluted	$(0.25)	$(0.09)	$(0.79)	$0.29
Weighted-average shares used in computing net (loss) income per share
Basic	48,356,844	40,486,615	46,483,458	37,665,540
Diluted	48,356,844	40,486,615	46,483,458	40,161,248

Exhibit 99.1

PALLADYNE AI CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Nine Months Ended September 30,
	2026	2025
Cash flows from operating activities:
Net (loss) income	$(36,947)	$11,532
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Stock-based compensation	8,335	3,346
Depreciation of property and equipment	1,208	658
Amortization of intangible assets	1,066	—
Change in fair value of warrant liabilities	(819)	(33,110)
Change in fair value of contingent consideration	293	—
Loss on disposal of assets	27	—
Amortization of investment discount	(598)	(1,065)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(3,035)	(192)
Unbilled receivable	(58)	(640)
Inventories	(1,105)	(5)
Prepaid expenses and other current assets	340	129
Operating lease assets & other non-current assets	784	925
Accounts payable	283	130
Accrued liabilities and current operating lease liabilities	2,941	(100)
Operating lease liabilities	(894)	(740)
Net cash used in operating activities	(28,179)	(19,132)
Cash flows from investing activities:
Purchases of property and equipment	(1,831)	(477)
Proceeds from sale of property and equipment	100	—
Purchases of marketable securities	(41,381)	(56,828)
Maturities of marketable securities	51,000	37,000
Net cash provided by (used in) investing activities	7,888	(20,305)
Cash flows from financing activities:
Proceeds from exercise of stock options	278	65
Proceeds from issuance of common stock under ESPP	85	76
Proceeds from the exercise of warrants	—	6,419
Payment of obligations under finance leases	(113)	—
Payment of equipment financing liabilities	(48)	—
Proceeds from issuance of common stock	29,937	30,000
Payment of offering costs related to issuance of common stock	(898)	(900)
Payment of transaction costs related to issuance of common stock	—	(50)
Net cash provided by financing activities	29,241	35,610
Net increase (decrease) in cash and cash equivalents	8,950	(3,827)
Cash and cash equivalents at beginning of period	18,219	31,188
Cash and cash equivalents at end of period	$27,169	$27,361
Supplemental disclosure of cash flow information:
Cash paid for interest	$148	$—
Supplemental disclosure of non-cash activities:
Operating lease right-of-use assets obtained in exchange for lease liabilities	$293	$—

Exhibit 99.1

PALLADYNE AI CORP.

NON-GAAP FINANCIAL MEASURES

(Unaudited)

To supplement our financial statements presented in accordance with GAAP and to provide investors with additional information regarding our financial results, we have presented in this release non-GAAP net loss and non-GAAP net loss per share (non-GAAP EPS), each of which are non-GAAP financial measures. Non-GAAP net loss and non-GAAP EPS are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

We define non-GAAP net loss as our GAAP measures of net (loss) income excluding the impacts of stock-based compensation expense, gain on change in fair value of warrant liabilities, expenses related to business combinations and other non-recurring or non-operating expenses. We define non-GAAP EPS as non-GAAP net loss divided by weighted average outstanding shares.

The most directly comparable GAAP measures to non-GAAP net loss and non-GAAP EPS are net (loss) income and EPS, respectively. We believe excluding the impact of the previously listed items in calculating non-GAAP net loss and non-GAAP EPS can provide a useful measure for period-to-period comparisons of our core operating performance. We monitor, and have presented in this release, non-GAAP net loss and non-GAAP EPS because they are each a key measure used by our management and board of directors to understand and evaluate our operating performance and to establish budgets. We believe non-GAAP net loss and non-GAAP EPS help identify underlying trends in our business that could otherwise be masked by the effect of the expenses that we include in net (loss) income but not in non-GAAP net loss. Accordingly, we believe non-GAAP net loss and non-GAAP EPS provide useful information to investors, analysts and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance.

Non-GAAP net loss and non-GAAP EPS are not prepared in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the use of non-GAAP net loss and non-GAAP EPS rather than net (loss) income and EPS, which is for each the most directly comparable financial measure calculated and presented in accordance with GAAP. In addition, the expenses and other items that we exclude in our calculations of non-GAAP net loss and non-GAAP EPS may differ from the expenses and other items, if any, that other companies may exclude from non-GAAP net loss and non-GAAP EPS when they report their operating results, limiting the usefulness of non-GAAP net loss and non-GAAP EPS for comparative purposes.

In addition, other companies may use other measures to evaluate their performance, all of which could reduce the usefulness of non-GAAP net loss and non-GAAP EPS as tools for comparison.

The following table reconciles non-GAAP net loss to net (loss) income, the most directly comparable financial measure calculated and presented in accordance with GAAP (in thousands, except share and per share data):

Exhibit 99.1

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net (loss) income	$(12,013)	$(3,740)	$(36,947)	$11,532
Non-GAAP adjustments:
Stock-based compensation expense	4,777	1,056	8,335	3,346
Gain on warrant liabilities	(1,051)	(3,759)	(819)	(33,110)
Loss on contingent consideration liability	123	—	293	—
Non-GAAP net loss	$(8,164)	$(6,443)	$(29,138)	$(18,232)
Net (loss) income per share
Basic	$(0.25)	$(0.09)	$(0.79)	$0.31
Diluted	$(0.25)	$(0.09)	$(0.79)	$0.29
Non-GAAP net loss per share
Basic	$(0.17)	$(0.16)	$(0.63)	$(0.48)
Diluted	$(0.17)	$(0.16)	$(0.63)	$(0.45)
Weighted-average shares used in computing net (loss) income per share
Basic	48,356,844	40,486,615	46,483,458	37,665,540
Diluted	48,356,844	40,486,615	46,483,458	40,161,248